Exhibit 5.1

HUNTON & WILLIAMS LLP
ONE BANK OF AMERICA PLAZA
SUITE 1400
421 FAYETTEVILLE STREET
RALEIGH, NORTH CAROLINA 27601

TEL 919 • 899 • 3000
FAX 919 • 833 • 6352

September 15, 2014

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

Issuance of up to 555,758 Shares of Common Stock

Gentlemen:

We have served as special counsel to STAG Industrial, Inc., a Maryland corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 15, 2014 by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the Registration Statement on Form S-3 (File No. 333-188465) (the “Registration Statement”), which became effective upon filing with the Commission under the Securities Act on May 9, 2013, relating to the registration by the Company of the resale from time to time of up to an aggregate of 555,758 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company by the individuals named under the caption “Selling Stockholders” in the Prospectus Supplement.  The Shares are issuable upon the redemption of units representing common limited partnership interests (the “Common Units”) in STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)         the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of March 17, 2014 and by the Secretary of the Company as of the date hereof (collectively, the “Charter”);

(b)         the Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(c)          the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto, as certified by the Secretary of the Company, as the sole member of the general partner of the Operating Partnership, as of the date hereof (the “Operating Partnership Agreement”);

(d)         the resolutions adopted by the board of directors of the Company on May 6, 2013 and July 29, 2014, relating to, among other things, the registration, issuance and sale of the Shares (collectively, the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

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(e)          the Registration Statement and the related base prospectus, dated May 8, 2013, included therein in the form in which it was filed with the Commission under the Securities Act;

(f)           the Prospectus Supplement;

(g)          an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(h)         the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated September 4, 2014 (the “Good Standing Certificate”); and

(i)             such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.              the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

2.              the issuance of the Shares has been duly authorized and, when and to the extent issued upon the redemption of the Common Units in accordance with the Resolutions and the Operating Partnership Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate.  In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VI of the Charter, as amended or supplemented as of the date hereof.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities

Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP